Exhibit 3.5
CERTIFICATE OF FORMATION
OF
BSC COLUMBUS, LLC
A Limited Liability Company
     FIRST: The name of the limited liability company is:
BSC Columbus, LLC
     SECOND: The address of the limited liability company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THE UNDERSIGNED, being the individual forming the limited liability company, has executed, signed and acknowledged this Certificate of Formation this 11th day of February, 2004.

/s/ Jennifer C. O’Hara
Name:	Jennifer C. O’Hara
Title:	Authorized Individual